Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Hennessy Advisors, Inc. on Form S-3 (No. 333-222001) and Form S-8 (No. 333-188439) of our report dated December 1, 2020, with respect to our audits of the financial statements of Hennessy Advisors, Inc. as of September 30, 2020 and 2019, and for the years ended September 30, 2020 and 2019, which report is included in this Annual Report on Form 10-K of Hennessy Advisors, Inc. for the year ended September 30, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases effective October 1, 2019.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

December 1, 2020